                                                                Registration No.

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933



                              JACOBSON STORES INC.
             (Exact name of registrant as specified in its charter)

               Michigan                                 38-0686330
        (State of incorporation)                     (I.R.S. Employer
                                                     Identification No.)

                   3333 Sargent Road, Jackson, Michigan 49201
                    (Address of principal executive offices)


                       JACOBSON STOCK OPTION PLAN OF 1994
                            (Full title of the plan)


                PAUL W. GILBERT                            Copy to:
           Vice Chairman of the Board              Richard Z. Rosenfeld, Esq.
              Jacobson Stores Inc.               Rosenfeld, Grover & Frang, P.C.
            3333 Sargent Road                    601 South Jackson Street
             Jackson, Michigan 49201                  Post Office Box 1405
              (517) 764-6400                     Jackson, Michigan 49204
        (Name, address and telephone number              (517) 788-6270
              of agent for service)


                        CALCULATION OF REGISTRATION FEE

                                                              Proposed                Proposed
                                                              maximum                 maximum
                                Amount                        offering                aggregate           Amount of
Title of securities             to be                         price per               offering            registration
to be registered                registered                    share                   price               fee
- -----------------------------------------------------------------------------------------------------------------------
Incentive stock options. . .)
Nonstatutory stock          )   400,000 Options                   -                        -                 -
  options. . . . . . . . . .)
Common Stock, $1 par value,
  issuable on exercise of
  Options. . . . . . . . . .    400,000 Shares (1)            $14-3/4(2)              $5,900,000(2)       $2,034.48
- -----------------------------------------------------------------------------------------------------------------------

(1) Plus such indeterminate number of shares of Common Stock as may be required for issuance as a result of any adjustment in the number of shares issuable on the exercise of Options.

(2) Based on $14-3/4 average of the bid and asked prices of the Common Stock on April 28, 1994, pursuant to Rule 457, for the purpose of determining the registration fee.

                              JACOBSON STORES INC.

                                    FORM S-8

                             REGISTRATION STATEMENT


                                     INDEX



                                                                   Page

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.       1

     Item 3.   Incorporation of Documents by Reference.             1

     Item 4.   Description of Securities.                           1

     Item 5.   Interests of Named Experts and Counsel.              4

     Item 6.   Indemnification of Directors and Officers.           4

     Item 7.   Exemption from Registration Claimed.                 5

     Item 8.   Exhibits.                                            5

     Item 9.   Undertakings.                                        6

SIGNATURES                                                          8

EXHIBIT INDEX                                                      10

         PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

  The documents listed below are incorporated by reference in this registration statement:

  (a)  The registrant's latest Annual Report of Form 10-K, filed pursuant to
       Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act");

  (b) All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to above; and

  (c) The description of the registrant's Common Stock contained in Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on May 22, 1972, Commission File No. 0-6319, to register said Common Stock under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

  All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of filing of such documents.


ITEM 4.  DESCRIPTION OF SECURITIES.

  Under the Jacobson Stock Option Plan of 1994 (the "Plan"), to be adopted by the Board of Directors of the registrant on May 26, 1994 and submitted to the shareholders of the registrant for approval at the 1994 Annual Meeting of Shareholders on May 26, 1994, or any adjournment thereof, options to purchase a maximum of 400,000 shares of Common Stock of the registrant, par value $1 per share, may be granted to certain employees and directors of the registrant, subject to adjustment in the number and/or kind of shares of stock deliverable on the exercise of options on the occurrence of certain types of corporate transactions referred to in the Plan. The term of the Plan is ten years.

  The following summary is qualified in its entirety by reference to the Plan, which is filed as an exhibit to this registration statement.

EMPLOYEE OPTIONS

  The Plan authorizes the grant of stock options ("employee options") to full-time salaried officers and other full-time key employees, as determined by the committee described in the next paragraph. Employee options may be either incentive stock options under the Internal Revenue Code or nonstatutory stock options.

  The employee option portion of the Plan will be administered by a committee of the Board of Directors of the registrant. The committee will have authority to make all determinations with respect to employee options, including the persons to whom options will be granted, the number of shares subject to each option, the timing of the grants, any vesting period, the duration of each option, the option price, and the other terms of the options and option agreements, subject to certain limitations in the Plan.

  With incentive stock options, the option price may not be less than the fair market value of the registrant's Common Stock at the time the option is granted. The term of the options may not be more than ten years.

  Incentive stock options will not be transferable except on death. If an optionee's employment is terminated for any reason except retirement, disability or death, all incentive stock options held by the optionee will automatically expire. In case of retirement on or after the optionee's 65th birthday, the optionee may exercise any unexpired incentive stock options within three months after retirement, or until the expiration date stated in the option agreement, whichever occurs first. In case of permanent and total disability or death of an optionee while employed by the registrant, incentive stock options may be exercised within one year after the date of disability or death, or until the expiration date stated in the option agreement, whichever occurs first.

  Nonstatutory employee options may be issued for less than the fair market value of the registrant's Common Stock at the time the option is granted. The term of nonstatutory employee options may not be more than ten years.

  Nonstatutory employee options will not be transferable except on death.
If an optionee's employment is terminated for any reason except retirement, disability or death, all nonstatutory employee options held by the optionee will automatically expire. In case of retirement on or after the optionee's 65th birthday, permanent and total disability or death of an optionee while employed by the registrant, nonstatutory employee options may be exercised within one year after the date of retirement, disability or death, or until the expiration date stated in the option agreement, whichever occurs first.

DIRECTOR OPTIONS

  The Plan provides for the issuance of nonstatutory stock options
("director options") to each current director of the registrant, and each person who hereafter becomes a director, except any full-time employee of the registrant, according to a formula set forth in the Plan.

  Each director option will state a purchase price equal to the fair market value of the Common Stock at the time the option is granted. Each director option will have a five-year term.

  Director options will not be transferable except on death. If an optionee's service as a director is terminated for any reason except retirement, non-election, disability or death, all director options held by such optionee will automatically expire. In case of retirement pursuant to the registrant's retirement policy for directors, non-election after nomination by the Board of Directors for re-election, permanent and total disability, or death, director options may be exercised within one year after the date of such event, or until the expiration date stated in the option agreement, whichever occurs first.

  Any administration of the Plan relating to director options will be the responsibility of the members of the Board of Directors who do not have and are not eligible to receive director options.

OTHER INFORMATION

  Options may be exercised in whole or in part, only by payment in cash or by check. At least 50 shares must be purchased on any partial exercise.

  The Plan may be amended by the Board of Directors, with certain exceptions. The Board of Directors may not materially increase the maximum number of shares that may be issued on the exercise of options under the Plan, materially increase the benefits to any director or executive officer of the registrant, amend any provisions relating to director options, or extend the term of the Plan, without approval of the shareholders before or within twelve months after such amendment.

  The Plan contains an anti-dilution provision, to provide for automatic adjustment in the number and/or kind of shares of stock deliverable on the exercise of options, the option price, or any combination thereof, in the event of certain types of corporate transactions. The Plan also provides for automatic acceleration of all unvested and partially vested options in the event of any liquidation or change in control of the registrant.

  There are currently no options outstanding under the Plan. Under the Jacobson Stock Option Plan of 1983, which expired in December 1993, an aggregate of 132,160 employee options and 21,600 director options are outstanding, with expiration dates through January 27, 1998 and August 25, 1998, respectively.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

  The consolidated balance sheets of the registrant and subsidiaries as of January 29, 1994, January 30, 1993 and January 25, 1992, and the consolidated statements of earnings, cash flows, and shareholders' equity for each of the three fiscal years in the period ended January 29, 1994, and the related schedules, incorporated by reference in the prospectus, have been audited by Arthur Anderson & Co., independent public accountants, as indicated in their reports, dated March 4, 1994, with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

  With respect to the unaudited financial information incorporated by reference in the prospectus and elsewhere in the registration statement, Arthur Anderson & Co. has applied limited procedures in compliance with professional standards for a review of that information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on unaudited interim financial information because those reports are not "reports" or "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of said Act.

  The validity of the securities offered hereby and related matters has been passed upon for the registrant by Rosenfeld, Grover & Frang, P.C., 601 South Jackson Street, Post Office Box 1405, Jackson, Michigan 49204. Richard
Z. Rosenfeld, a member of the law firm of Rosenfeld, Grover & Frang, P.C., is Secretary and a director of the registrant, and is the beneficial owner of 164,529 shares of Common Stock of the registrant.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The registrant's Restated Articles of Incorporation ("Articles") provide that to the fullest extent permitted by the Michigan Business Corporation Act ("BCA"), as it exists or as it may hereafter be amended, no director of the registrant shall be personally liable to the registrant or its shareholders for monetary damages for any breach of the director's fiduciary duty. Under the BCA, directors continue to have personal liability for certain types of wrongful conduct.

  The Articles require the registrant to indemnify each of its directors and executive officers against all liability arising in any manner by reason of such person's service to the registrant, to the fullest extent permitted by any present or future law. The Articles also authorize indemnification of persons other than directors and executive officers, as determined by the Board of Directors. The registrant maintains director and officer liability insurance, and has entered into indemnification agreements with each of its directors and officers. The indemnification agreements provide for indemnification of the director or officer to the fullest extent permitted by any present or future law.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.


ITEM 8.  EXHIBITS.

   4(a)   Jacobson Stock Option Plan of 1994

   4(b)   Form of Incentive Stock Option Agreement

   4(c)   Form of Non-Statutory Employee Option Agreement

   4(d)   Form of Director Option Agreement

  23(a)   Consent of Arthur Andersen & Co.

  23(b)   Consent of Rosenfeld, Grover & Frang, P.C.

  In addition, the previously-filed documents of the registrant listed below are incorporated herein by reference. (References are to Securities and Exchange Commission File No. 0-6319.)

 CURRENT                                         IDENTIFICATION OF
 EXHIBIT     DESCRIPTION OF EXHIBIT                PRIOR FILING

   4(e)   Description of Common Stock         Registration Statement
                                              on Form 8-A,
                                              filed May 22, 1972

  13      Form 10-K, Year Ended January       Form 10-K, Year
          29, 1994                            Ended January 29, 1994

  20      Proxy statement dated April 15,     Proxy statement
          1994, for 1994 Annual Meeting       dated April 15, 1994,
          of Shareholders, to be held         for 1994 Annual
          May 26, 1994                        Meeting of Shareholders


ITEM 9.  UNDERTAKINGS.

  (Paragraphs are numbered to conform to Regulation S-K, Item 512.)


                                      (a)

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                      (b)

  The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      (e)

  The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                      (h)

  Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Michigan, on April 29, 1994.

                                        JACOBSON STORES INC.

                                        By: /s/ Mark K. Rosenfeld
                                           ----------------------
                                            Mark K. Rosenfeld
                                            Chairman of the Board and
                                              Chief Executive Officer

                                        By: /s/ Paul W. Gilbert
                                           ----------------------
                                            Paul W. Gilbert
                                            Vice Chairman of the Board
                                              (Principal Financial Officer)

                                        By: /s/ Timothy Spalding
                                           ----------------------
                                            Timothy J. Spalding
                                            Vice President and Controller
                                              (Principal Accounting Officer)

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

     Signatures                                Capacities                     Date
     ----------                                ----------                     ----
                                         Chairman of the Board,
/s/ Mark K. Rosenfeld                    Chief Executive Officer,          April 29, 1994
- ----------------------                   and Director
Mark K. Rosenfeld


/s/ Paul W. Gilbert                      Vice Chairman of the              April 29, 1994
- ----------------------                   Board, and Director
Paul W. Gilbert


/s/ James B. Fowler                      President and Director            April 29, 1994
- ----------------------
James B. Fowler


/s/ Herbert S. Amster                    Director                          April 29, 1994
- ----------------------
Herbert S. Amster


/s/ Frank Couzens, Jr.                   Director                          April 29, 1994
- ----------------------
Frank Couzens, Jr.

/s/ J. R. Fowler                         Director                          April 29, 1994
- ----------------------
J. R. Fowler


/s/ H. S. Kohlmeyer, Jr.                 Director                          April 29, 1994
- ----------------------
Herman S. Kohlmeyer, Jr.


/s/ Kathleen McCree Lewis                Director                          April 29, 1994
- -----------------------
Kathleen McCree Lewis


                                         Director                          April 29, 1994
- -----------------------
Patricia Shontz Longe


/s/ M. T. Monahan                        Director                          April 29, 1994
- -----------------------
Michael T. Monahan


/s/ Philip H. Power                      Director                          April 29, 1994
- -----------------------
Philip H. Power


/s/ Richard Z. Rosenfeld                 Director                          April 29, 1994
- -----------------------
Richard Z. Rosenfeld


/s/ Robert L. Rosenfeld                  Director                          April 29, 1994
- -----------------------
Robert L. Rosenfeld


/s/ James L. Wolohan                     Director                          April 29, 1994
- -----------------------
James L. Wolohan

                                 EXHIBIT INDEX

EXHIBIT

   4(a)  Jacobson Stock Option Plan of 1994

   4(b)  Form of Incentive Stock Option Agreement

   4(c)  Form of Non-Statutory Employee Option Agreement

   4(d)  Form of Director Option Agreement

  23(a)  Consent of Arthur Andersen & Co.

  23(b)  Consent of Rosenfeld, Grover & Frang, P.C.

  In addition, the previously-filed documents of the registrant listed below are incorporated herein by reference. (References are to Securities and Exchange Commission File No. 0-6319.)

 CURRENT                                      IDENTIFICATION OF
 EXHIBIT     DESCRIPTION OF EXHIBIT             PRIOR FILING

   4(e)  Description of Common Stock      Registration Statement
                                          on Form 8-A,
                                          filed May 22, 1972

  13     Form 10-K, Year Ended January    Form 10-K, Year
         29, 1994                         Ended January 29, 1994

  20     Proxy statement dated April 15,  Proxy statement
         1994, for 1994 Annual Meeting    dated April 15, 1994,
         of Shareholders, to be held      for 1994 Annual
         May 26, 1994                     Meeting of Shareholders